Exhibit 10.1.5

AMENDMENT TO LICENSE AGREEMENT

        This Amendment to License Agreement (“Amendment”) is effective as of July 10, 2014 (the “Amendment Effective Date”), by and between Georgia Regents Research Institute, Inc. (formerly known as Georgia Health Sciences University Research Institute, Inc. which was formerly known as Medical College of Georgia Research Institute, Inc.) (“GRRI”) and NewLink Genetics Corporation (“NewLink”). GRRI and NewLink are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

        WHEREAS, GRRI and NewLink are parties to that certain License Agreement dated as of September 13, 2005, and amended on March 28, 2006, April 27, 2006, February 13, 2007 and July 12, 2013 (the “Agreement”); and

        WHEREAS, the Parties desire to amend the Agreement in accordance with Section 14.8 thereof;

        NOW THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment, the Parties agree as follows:

1.All references in the Agreement to MCGRI or GHSURI are hereby deemed references to GRRI.
2.Each reference to “Licensee” in Section 1.12 (the definition of “Net Selling Price”) that is not part of the phrase “Licensee or its Affiliate” is hereby deleted and replaced with “Licensee or its Affiliate”.
3.The second and third sentences of Section 2.5 are hereby deleted and replaced with the following:
LICENSEE acknowledges that, in accordance with Public Law 96-517 and other statutes, regulations, and Executive Orders as now exist or may be amended or enacted, the United States government may have certain rights in the Licensed Patents and Licensed Technology. LICENSEE shall take all action necessary to enable GRRI to satisfy its obligations, if any, under any federal law relating to the Licensed Patents or Licensed Technology.
4.The following language shall be inserted as a new Section 2.7:
2.7 Transfer of Intellectual Property Rights Between Affiliates. LICENSEE and each Affiliate of LICENSEE may transfer all or part of its right and license under the Licensed Patents and Licensed Technology pursuant to Section 2.1 to, as applicable, LICENSEE or another Affiliate of LICENSEE. For clarity, this Section 2.7 authorizes LICENSEE and its Affiliates to enter into agreements necessary to, as between LICENSEE and its Affiliates, consolidate the rights licensed to LICENSEE and its Affiliates (collectively, pursuant to Section 2.1 of this Agreement) solely in LICENSEE or a single Affiliate of LICENSEE. LICENSEE or an Affiliate shall provide to GRRI a copy of any such agreement or other document reflecting a transfer under this provision and any amendment thereto, including all attachments, exhibits, and/or addendums, within 30 days of execution; provided, however, such copies to GRRI may be redacted to exclude confidential information of the applicable Affiliate or of LICENSEE to the extent not relevant to GRRI, but such copies shall not be redacted to the extent that it impairs GRRI’s ability to ensure compliance with this Agreement.
5.The first sentence of Section 4.2 is hereby deleted and replaced with the following:
LICENSEE shall pay GRRI twenty five percent (25%) of any fees or payments or remuneration paid to LICENSEE or an Affiliate of LICENSEE by a Sublicensee in relation to this License and for rights to all or part of the Licensed Patents other than: research funding (including purchase price of Licensed Products to be used by Sublicensee in connection with research and development activities), equity, loans, or patent costs or fee reimbursements.
6.Section 4.3 is hereby deleted and replaced with the following:
As partial consideration for the license granted to LICENSEE under this Agreement, LICENSEE shall pay GRRI the following royalties based on the Net Selling Price of the applicable Licensed Products sold by LICENSEE or an Affiliate of LICENSEE:
        Therapeutics (cancer/non-cancer)   3%
        Diagnostics     4%
        Reagents/Lab Consumables   5%
Notwithstanding the foregoing, if LICENSEE or an Affiliate of LICENSEE is required to pay a royalty under a patent license from any third party in order to sell a Licensed Product, then LICENSEE may reduce the royalty otherwise payable to GRRI on the Net Selling Price of such Licensed Product by 50% of the royalty amounts paid to such third party; provided, however, that in no event will the royalty payable to GRRI hereunder with respect to such Licensed Product be reduced to less than 1.5%. Royalties shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis from first commercial sale of a Licensed Product in a country until the expiration of the last to expire valid claim of the Licensed Patents claiming the manufacture, use or sale of such Licensed Product in such country.
7.Section 2.2 is hereby deleted and replaced with the following:
2.2 Sublicensing. Licensee and its Affiliates may sublicense to one or more third parties the rights granted under this Agreement, subject to the prior approval of GRRI, not to be unreasonably withheld or delayed. If this Agreement is terminated for any reason, any sublicenses granted shall remain in full force and effect and be directly enforceable by GRRI. Licensee or an Affiliate shall provide to GRRI a copy of any such sublicense and any amendment thereto, including all attachments, exhibits, and/or addendums, within 30 days of execution; provided, however, such copies to GRRI may be redacted to exclude confidential information of the applicable Sublicensee or of LICENSEE to the extent not relevant to GRRI, but such copies shall not be redacted to the extent that it impairs GRRI’s ability to ensure compliance with this Agreement.
8.The first sentence of Section 9.2 shall be deleted and replaced with the following language:
The following shall be treated as confidential information of Licensee and shall not be disclosed to any third party without the prior written consent of Licensee: (i) all reports provided to GRRI pursuant to this Agreement and (ii) all documents provided to GRRI pursuant to Section 2.2 and Section 2.7 of this Agreement.
9.Except as expressly amended hereby, the terms and conditions of the Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall govern. The amendments made herein shall be effective as of the Amendment Effective Date. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the same meanings as such terms are given in the Agreement. For clarity, any cross-references to Agreement Sections refer to those Agreement Sections as amended by this Amendment. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which shall be considered one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized officers as of the date set forth above.

Georgia Regents Research Institute, Inc. By:/s/ Sarah J. White Name: Sarah J. White Title: Executive Director Georgia Regents Research Institute, Inc. 7-10-2014	NewLink Genetics Corporation By: /s/ Gordon Link Name: Gordon Link Title: CFO